Exhibit (a)(1)(A)

ICX TECHNOLOGIES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating
to the ICx Technologies, Inc. 2007 Equity Incentive Plan,
covering securities that have been registered under the Securities Act of 1933.

August 11, 2009

ICX TECHNOLOGIES, INC.

Offer to Exchange Certain

Outstanding Options for New Options

This offer and withdrawal rights will expire at 11:59:59 p.m. (midnight), Eastern Time, on September 8, 2009 unless we extend them.

By this offer, we are giving you the opportunity to exchange certain of your outstanding options to purchase shares of ICx Technologies, Inc. common stock, whether vested or unvested, for new options to purchase shares of our common stock (“New Options”). All directors, employees and consultants serving ICx Technologies, Inc. or our subsidiaries and affiliates (referred to collectively as the “Company,” “ICx,” “we,” “our” or “us”) may participate in this offer if they remain in such capacity through the date on which the New Options are granted (“Eligible Holders”).

If you are eligible to participate in this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange” or the “offer”), all of your outstanding and unexercised stock options to purchase our common stock with an exercise price per share greater than the New Option Exercise Price, which will equal the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the day we issue the New Options (“Eligible Options”), are eligible to be exchanged. Each New Option will be granted under and subject to the terms and conditions of the 2007 Equity Incentive Plan and will be subject to a new option agreement between you and ICx.

If you participate in this offer, you will receive a number of New Options based on the exchange ratio described herein with an exercise price equal to the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the same day we cancel the Eligible Options (the “Expiration Date”), which we expect to be September 8, 2009.

The New Options will vest and be exercisable in accordance with the terms of the applicable canceled options. Your participation in this offer and the receipt of New Options does not provide any guarantee or promise of continued service with ICx or its subsidiaries or affiliates.

Our common stock is traded on the Nasdaq Global Market under the symbol “ICXT.” On July 31, 2009, the closing price of our common stock was $5.03 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 11 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete an election form and return it to Jessica Bartlow at the Company through one of the following methods: (1) by e-mail to jessica.bartlow@icxt.com, (2) by hand delivery, Federal Express or similar delivery service to the attention of Jessica Bartlow at 2100 Crystal Drive, Arlington, VA 22202, or (3) by facsimile to the attention of Jessica Bartlow at (703) 678-2112, prior to the expiration of this offer. To obtain another copy of the election form, please contact Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com.

You must complete the election process in the foregoing manner before 11:59:59 p.m. (midnight), Eastern Time, on September 8, 2009, unless the offer is extended. We will not accept delivery of any election after expiration of this offer. You may change your election to participate in the offer at any time before the offer expires by submitting a new election form, which can be obtained from Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other option exchange program documents to Jessica Bartlow at:

ICx Technologies, Inc.

2100 Crystal Drive

Arlington, Virginia 22202

Tel: (703) 678-2111

E-mail: jessica.bartlow@icxt.com

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the New Options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SCHEDULE A	Information Concerning the Executive Officers and Directors of ICx Technologies, Inc.	A-1
SCHEDULE B	Financial Statements of ICx Technologies, Inc.	B-1
SCHEDULE C	A Guide to Issues for Employees Located and/or Subject to Tax Outside the U.S.	C-1

-i-

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”) and the election form, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Terms Used in This Offer

•

“Eligible Holders” refers to holders of options to purchase common stock of ICx Technologies, Inc. who are directors, employees or consultants of the Company at the time of this offer and who remain in such capacity through the Expiration Date.

•	“Eligible Options” refers to the outstanding and unexercised stock options to purchase our common stock with an exercise price per share greater than the New Option Exercise Price.

•	“Exchanged Options” refers to all options that you exchange pursuant to this offer.

•

“Executive Officers” refers to those officers of ICx listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

“Expiration Date” refers to the date that this offer expires, the date when Exchanged Options will be cancelled and the date when New Options will be granted. We expect that the Expiration Date will be September 8, 2009. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the date at which the extended offer expires.

•

“New Option Exercise Price” refers to the exercise price of the New Options and will equal the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the Expiration Date.

•

“New Options” refers to the options issued pursuant to this offer that replace your Exchanged Options. The New Options will be granted on the Expiration Date under and subject to the terms of the 2007 Equity Incentive Plan and an option agreement between you and ICx, including any relevant country-specific provisions set forth in the agreement. New Options will vest and be exercisable in accordance with the terms of the applicable canceled options.

•

“Offering Period” refers to the period from the commencement of this offer to the Expiration Date. We expect that this period will commence on August 11, 2009 and end at 11:59:59 p.m. (midnight), Eastern Time, on September 8, 2009.

•	“Plan” refers to the ICx Technologies, Inc. 2007 Equity Incentive Plan.

Q1.	Why is ICx making this offer?

A1.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Holders with the opportunity to own new options that over time may have a greater value than the options they replace due to their lower exercise price. (See Section 3 on page 32.)

Q2.	Who may participate in this offer?

A2.	You may participate in this offer if you are an “Eligible Holder,” which means that you are a director, employee or consultant of ICx at the time of this offer and you remain in such capacity through the Expiration Date. “Eligible Options” are outstanding and unexercised stock options to purchase our common stock with an exercise price per share greater than the New Option Exercise Price. The “New Option Exercise Price” will equal the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the Expiration Date. (See Section 1 on page 29.) In addition, and separate from the Exchange Offer, ICx and Valentis SB, L.P. have agreed to amend a warrant to purchase 375,000 shares on the Expiration Date to make it exercisable for the number of shares determined by the Exchange Ratio at an exercise price in accordance with the terms of the Exchange Offer. (See Section 11 on page 42.)

Q3.	Which options are eligible for exchange?

A3.	All outstanding and unexercised options to purchase common stock of ICx, whether vested or unvested, with an exercise price per share greater than the New Option Exercise Price are eligible for exchange and are referred to in this Offer to Exchange as “Eligible Options.” The “New Option Exercise Price” will equal the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the Expiration Date. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after the commencement of this offer, but before the Expiration Date, that particular option grant is not eligible for exchange. (See Section 2 on page 29.)

Q4.	Are there circumstances under which I would not be granted New Options?

A4.	Yes. If, for any reason, you are no longer a director, employee or consultant of ICx on the Expiration Date, you will not receive any New Options. Instead, you will keep your current options, and they will expire in accordance with their terms. If you are a U.S. employee, your employment with ICx will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 on page 29.)

Moreover, we will not grant New Options to you if we are prohibited from doing so by applicable laws or rules. For example, we could become prohibited from granting New Options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 44.)

Q5.	How do I participate in this offer?

A5.	If you are an Eligible Holder, you will receive on the commencement of the offer a notification (by e-mail or otherwise) announcing this offer together with this Offer to Exchange and an election form.

If you wish to participate in this offer, you must complete an election form and return it to Jessica Bartlow at the Company through one of the following methods: (1) by e-mail to jessica.bartlow@icxt.com, (2) by hand delivery, Federal Express or similar delivery service to the attention of Jessica Bartlow at 2100 Crystal Drive, Arlington, VA 22202, or (3) by facsimile to the attention of Jessica Bartlow at (703) 678-2112, prior to the expiration of this offer. If you need another copy of the election form, please contact Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com.

You will need to make the appropriate selection in respect of each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the election form, you must consent to the Agreement to Terms of Election provided with the election form and sign and date the form. Then you must return the completed form to Jessica Bartlow at the Company through one of methods described in the preceding paragraph.

You must complete the election process in the foregoing manner before 11:59:59 p.m. (midnight), Eastern Time, on the Expiration Date, which is scheduled to be September 8, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.

If you wish to change your election to participate in this offer, you must submit a new election form to Jessica Bartlow at the Company through one of the following methods: (1) by e-mail to jessica.bartlow@icxt.com, (2) by hand delivery, Federal Express or similar delivery service to the attention of Jessica Bartlow at 2100 Crystal Drive, Arlington, VA 22202, or (3) by facsimile to the attention of Jessica Bartlow at (703) 678-2112, prior to the expiration of this offer.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the business day following the previously scheduled Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received by the Company by e-mail, hand delivery, Federal Express or similar delivery service, or by fax according to the instructions set forth herein by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form by contacting Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com. Confirmation requests submitted by any other means are not permitted. (See Section 4 on page 33.)

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary. To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding Eligible Options. Should you have any questions concerning your outstanding Eligible Options, please contact Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com. (See Section 2 on page 29.)

Q7.	How many New Options will I receive for the options that I exchange?

A7.	Subject to the terms of this offer and upon our acceptance of your properly tendered Exchanged Options, your Exchanged Options will be exchanged for a number of New Options equal to the number of Exchanged Options multiplied by an Exchange Ratio, where the “Exchange Ratio” equals the Exchange Price divided by the exercise price of the Exchanged Options, and where the “Exchange Price” will equal the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the business day prior to the Expiration Date, rounded down to the nearest whole number.

The number of New Options you will receive can also be expressed by the following formula:

(Number of New Options) = (Number of Exchanged Options) x (Exchange Ratio)

Where:

(Exchange Ratio) = (Exchange Price) ÷ (Exercise Price of Exchanged Options)

Example: If you exchange 1,000 Eligible Options with an exercise price of $15.00 per share and the closing price of our common stock on the business day prior to the Expiration Date is less than $5.00 per share, you will receive 333 New Options.

Example: If you exchange 1,000 Eligible Options with an exercise price of $15.00 per share and the closing price of our common stock on the business day prior to the Expiration Date is $6.00 per share, you will receive 400 New Options.

Because the Exchange Ratio cannot be determined until the close of trading on the Nasdaq Global Market on the business day prior to the Expiration Date, which is scheduled to be September 8, 2009, the precise number of New Options you will receive in exchange for your Eligible Options cannot be determined until that time. To assist you in anticipating the Exchange Ratio for your Eligible Options, a calculator has been made available at http://www.icxt.com/option_swap/ that will allow you to calculate the number of New Options you would receive based on hypothetical future Exchange Prices and the number and exercise price of your Eligible Options. In addition, the chart below shows how many New Options you would receive if you exchanged 1,000 Eligible Options based on various hypothetical Exchange Prices.

Number of New Options you would receive in exchange for 1,000 Eligible Options

		Hypothetical Exchange Prices
		<$5.00	$5.50	$6.00	$6.50	$7.00	$7.50	$8.00	$8.50	$9.00	$9.50	$10.00
Exercise Price of Eligible Options	$6.14	814	895	977	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$6.38	783	862	940	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$6.74	741	816	890	964	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$7.00	714	785	857	928	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$8.09	618	679	741	803	865	927	988	N/A	N/A	N/A	N/A
	$8.10	617	679	740	802	864	925	987	N/A	N/A	N/A	N/A
	$8.40	595	654	714	773	833	892	952	N/A	N/A	N/A	N/A
	$9.04	553	608	663	719	774	829	884	940	995	N/A	N/A
	$10.00	500	550	600	650	700	750	800	850	900	950	N/A
	$10.22	489	538	587	636	684	733	782	831	880	929	978
	$14.00	357	392	428	464	500	535	571	607	642	678	714
	$15.00	333	366	400	433	466	500	533	566	600	633	666
	$16.00	312	343	375	406	437	468	500	531	562	593	625

On the business day prior to the Expiration Date, after the Nasdaq Global Market trading day closes, the calculator posted at http://www.icxt.com/option_swap/ will be updated to enable you to determine exactly how many New Options you will receive if you participate in the exchange offer. In addition, once the Exchange Ratios are determined on the business day prior to the Expiration Date, all Eligible Holders will be delivered a notification (by e-mail or otherwise) containing the Exchange Ratios for all Eligible Options.

Because the offer will not close until 11:59:59 p.m. (midnight), Eastern Time, on the Expiration Date, you will have time after the Exchange Ratio is determined to submit, modify or withdraw an election pursuant to the instructions described in Q&A 5, Q&A 26 and Sections 4 and 5 on pages 33 and 34, respectively. (See Section 2 on page 29.)

Q8.	What will be the exercise price of my New Options?

A8.	The exercise price per share of all New Options will equal the New Option Exercise Price. The New Option Exercise Price will equal the greater of $5.00 or the closing price per share of our common stock as reported on the Nasdaq Global Market on the Expiration Date, which is expected to be September 8, 2009. We cannot predict the New Option Exercise Price. (See Section 9 on page 38.)

Q9.	When will my New Options vest and be exercisable?

A9.	The New Options will vest on the same terms and conditions as the Exchanged Options. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law. (See Section 9 on page 38.)

Q10.	Do I have to exchange all of my Eligible Options?

A10.	No. You may pick and choose which of your outstanding Eligible Option grants you wish to exchange. This means that you may not elect to exchange only some of the shares covered by any particular Eligible Option grant. However, you may elect to exchange the remaining portion of any Eligible Option grant that you have partially exercised. The result is that you may elect to exchange one or more of your Eligible Option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

•	your first option grant covering the entire remaining 300 shares,

•	your second option grant covering 1,000 shares,

•	your third option grant covering 2,000 shares,

•	two of your three option grants,

•	all three of your option grants, or

•	none of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 29.)

Q11.	When will my Exchanged Options be cancelled?

A11.	Your Exchanged Options will be cancelled on the Expiration Date after the expiration of the offer. We expect that the Expiration Date will be September 8, 2009. (See Section 6 on page 35.)

Q12.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A12.	Once your Exchanged Options have been cancelled, there is nothing more that you must do to receive your New Options. In order to vest in the shares covered by the new option grant, you will need to remain a director, employee or consultant of ICx through the applicable vesting dates, as described in Q&A 9. (See Section 1 on page 29.)

Q13.	When will I receive the New Options?

A13.	We will grant the New Options on the Expiration Date after the expiration of the offer. We expect the Expiration Date will be September 8, 2009. You will receive your grant paperwork promptly after the expiration of the offer. (See Section 6 on page 35.)

Q14.	Can I exchange shares of ICx common stock that I acquired upon exercise of ICx options?

A14.	No. This offer relates only to outstanding ICx options. You may not exchange shares of ICx common stock in this offer. (See Section 2 on page 29.)

Q15.	Will I be required to give up all of my rights under the cancelled options?

A15.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled, and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the Expiration Date after the expiration of the offer. We expect that the Expiration Date will be September 8, 2009. (See Section 6 on page 35.)

Q16.	Will the terms and conditions of my New Options be the same as my Exchanged Options?

A16.	The terms and conditions of your New Options may vary from the terms and conditions of your Exchanged Options, but such changes generally will not substantially and adversely affect your rights, except that your New Options may have a different exercise price and will be classified as nonstatutory stock options for U.S. tax purposes. The vesting terms and conditions and the expiration date of your New Options will be the same as for your Exchanged Options. (See Section 9 on page 38.) However, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for the applicable country(ies) to determine whether different terms will apply.

Your New Options will be granted under and subject to the terms and conditions of the 2007 Equity Incentive Plan and an option agreement between you and ICx, including any relevant country-specific provisions set forth in the agreement. The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are filed as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. Additionally, your new option agreement will reflect vesting and exercise terms and conditions substantially the same as applied to your exchanged option agreement.

Q17.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A17.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will remain outstanding and there will be no change to the existing terms of your options. (See Section 6 on page 35.)

Q18.	How does ICx determine whether an option has been properly tendered?

A18.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine may be unlawful to accept or that may cause us not to comply with any applicable rule or regulation. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4 on page 33.)

Q19.	Will I have to pay taxes if I participate in the offer?

A19.

If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the Expiration Date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14 on page 44.)

If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read Schedule C attached to this offer for the applicable country(ies) of residence which discusses the tax and other relevant legal consequences of participating in the offer.

For all Eligible Holders, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q20.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A20.	The New Options granted in exchange for your old options will be granted as nonstatutory stock options, even if your old options were classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 on page 38 and Section 14 on page 44.)

Q21.	Will I receive an option agreement?

A21.	Yes. All New Options will be subject to an option agreement between you and ICx, including any relevant country-specific provisions set forth in the agreement, as well as to the terms and conditions of the 2007 Equity Incentive Plan. (See Section 9 on page 38.) The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed.

Q22.	Are there any conditions to this offer?

A22.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion in a uniform and nondiscriminatory manner. (See Section 2 on page 29 and Section 7 on page 36.)

Q23.	If you extend the offer, how will you notify me?

A23.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. (See Section 2 on page 29 and Section 16 on page 46.)

The offer is currently expected to remain open for twenty-nine (29) calendar days. If we extend this offer such that it is open for thirty (30) calendar days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The Expiration Date of the offer, which is currently expected to be September 8, 2009, will be considered the new grant date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of your shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (August 11, 2009) and more than one (1) year after the exercise of the option. (See Section 14 on page 44.)

Q24.	How will you notify me if the offer is changed?

A24.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Eastern Time, on the next business day following the day we change the offer. (See Section 2 on page 29 and Section 16 on page 46.)

Q25.	Can I change my mind and withdraw from this offer?

A25.	Yes. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new election form at any time until the extended offer expires, electing to retain your Eligible Options under their existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration of the offer. (See Section 5 on page 34.)

Q26.	How do I change my election?

A26.	To change your election with respect to your Eligible Options, you must complete a new election form and return it to Jessica Bartlow at the Company through one of the following methods: (1) by e-mail to jessica.bartlow@icxt.com, (2) by hand delivery, Federal Express or similar delivery service to the attention of Jessica Bartlow at 2100 Crystal Drive, Arlington, VA 22202, or (3) by facsimile to the attention of Jessica Bartlow at (703) 678-2112, prior to the expiration of this offer. To obtain another copy of the election form, please contact Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com.

The delivery of all documents is at your risk. ICx intends to confirm the receipt of your new election form by e-mail within two (2) business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two (2) business days have elapsed, you may e-mail Jessica Bartlow at jessica.bartlow@icxt.com.

Only election forms that are complete, signed and actually received by ICx by the deadline will be accepted. Election forms may be submitted only by e-mail, by hand delivery, by Federal Express or similar delivery service, or by facsimile to Jessica Bartlow. Election forms submitted by any other means, including interoffice or U.S. mail, are not permitted. (Section 5 on page 34.)

Q27.	What if I withdraw my election and then decide again that I want to participate in this offer?

A27.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form accepting the offer before the Expiration Date, in accordance with the procedures described in Q&A 26 and Section 4. (See also Q&A 5 and see Section 5 on page 34.)

Q28.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A28.

No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many Eligible Holders. The program does carry risk (see “Risks of Participating in the Offer” on page 11 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the New Options you receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 on page 32.)

Q29.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A29.	For additional information or assistance, you should contact Jessica Bartlow at:

ICx Technologies, Inc.

2100 Crystal Drive

Arlington, VA 22202

Tel: (703) 678-2111

E-mail: jessica.bartlow@icxt.com

(See Section 10 on page 41.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedule C discussing the tax consequences for employees subject to tax and/or social insurance contributions outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risk of Gain or Loss

If the price of our common stock increases, your cancelled options might have been worth more than the New Options you received in exchange for them.

This option exchange contemplates the replacement of Eligible Options with a smaller number of New Options. Because the Exchange Ratio of this offer will not be one-for-one with respect to all Eligible Options, it is possible that, at some point in the future, your Eligible Options would have been economically more valuable than some or all of the New Options granted pursuant to this offer. For example, assume you exchange an Eligible Option for 1,000 shares with an exercise price of $15.00 per share, and assume, for illustrative purposes only, the Exchange Ratio is such that you receive a New Option to purchase 333 shares at the New Option Exercise Price of $5.00 per share. Assume, for illustrative purposes only that three (3) years after the Expiration Date the price of our common stock has increased to $25.00 per share. Under this example, if you had kept your exchanged awards and sold them at $25.00 per share, you would have realized pre-tax gain of $10,000, ($25-$15, multiplied by 1,000) but if you exchanged your awards and sold the shares subject to the New Options, you would realize only a pre-tax gain of $6,660 ($25-$5, multiplied by 333).

We cannot assure you that participation in this option exchange will be beneficial to you. Rather, you must assume all risk of financial gain or loss.

Tax-Related Risks

Your New Options will be nonstatutory stock options even if your Eligible Options are incentive stock options.

The New Options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax resident, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

The offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more calendar days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options that they choose not to exchange for favorable tax treatment.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for thirty (30) calendar days or more, then any eligible incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until at least two (2) years after this offer commenced (August 11, 2009), and more than one (1) year after the date you exercise such options.

Note that, to the extent you tender and we accept your options for exchange in connection with the offer, your New Options will be classified as nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Tax-related risks for employees subject to non-U.S. tax and/or social insurance.

Employees subject to tax and/or social insurance outside the U.S. should carefully review Schedule C attached to this offer for the relevant country(ies) to determine whether participation in the offer could trigger any negative tax consequences.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should consult your own tax advisor to discuss these consequences.

Exchange rate risks for non-U.S. persons.

The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.

Business-Related Risks

Risks Related to Our Operations and Corporate Structure

Our future performance may be difficult to predict due to the nature of our business.

Most of our business is based on acquisitions that we have completed since June 2005. We may encounter new or unexpected difficulties in our future operations or fail to achieve expected benefits from these acquisitions. We may also have difficulty forecasting our future results because our business is affected by fluctuations in demand for our products, including fluctuations caused by new security threats, new products introduced by our competitors, delays, cancellations or variations in orders from U.S. governmental customers due to the change in Presidential Administration, a change in governmental policy or a shift in governmental priorities and other customer order variations or cancellations. If we underestimate demand and build too little inventory, we could lose sales opportunities and disappoint customers. If we overestimate demand and build too much inventory, we could consume working capital unnecessarily and experience inventory write-offs.

Our business depends on the development of markets for detection and surveillance products and solutions.

Our products and services are designed to address the markets for detection, surveillance and integrated solutions. Our products and services are targeted to both governmental and the private sector. These markets and the types of products and services sold in these markets are emerging. Our ability to grow will depend in part on the rate at which markets for our products develop and on our ability to adapt to emerging demands in these markets. In particular, our business depends on our ability to offer a broader range of products and services to meet demand for integrated solutions. In addition, geopolitical developments, terrorist attacks and government mandates may cause sharp fluctuations in the demand for our products.

A substantial portion of our future sales will depend on the success of products that we have introduced recently. It is too early to predict how commercially successful these products may be. Some of them define new market categories with no historical record of demand and in which demand may develop slowly. Some of our new products are still undergoing trials, or have too short of a history of operation in the field to establish evidence that they meet long-term customer needs. This may slow the adoption of these products by security conscious customers that demand proof of long term reliability. Some of our products could encounter unanticipated problems in deployment and use, or when attempts are made to integrate them into existing systems and operations. Our ability to maintain or grow our revenues will be significantly limited if our new products fail to gain market acceptance.

A substantial portion of our revenues depends on sales to the U.S. government and could be affected by changes in federal funding levels.

Agencies and departments of the U.S. government account for a substantial portion of our revenues from product sales and substantially all of our revenues from research and development contracts. We and other U.S. defense contractors have benefited from an upward trend in overall U.S. defense spending in the last few years and are counting on significant revenues from U.S. government contracts for the foreseeable future. This trend continued with the former President’s budget request for fiscal year 2009, which reflected the continued commitment to modernize the Armed Forces and sustain current capabilities while prosecuting the war on terrorism. However, U.S. government programs are limited by budgetary constraints and are subject to uncertain future funding levels that could result in the termination of programs. Future defense budgets and appropriations for our programs and contracts may be affected by differing priorities of the new Administration, including budgeting constraints stemming from the economic recovery and stimulus plans. A decline in security-related government spending, or a shift away from our offerings or programs that we address, could hurt our sales, put pressure on our prices and reduce our revenues and margins.

We rely in part on original equipment manufacturers (OEMs) and distribution partners to sell some of our products, and we may be adversely affected if those parties do not actively promote our products or pursue installations that use our products.

A significant portion of our revenue comes from sales to partners, including OEMs, systems integrators, distributors and resellers. Some of these relationships have not been formalized in a detailed contract and may be subject to termination at any time. Even where these relationships are formalized in a detailed contract, the agreements can often be terminated with little or no notice and are subject to periodic amendment. We cannot control the amount and timing of resources that our partners devote to activities on their behalf. We intend to continue to seek strategic relationships to distribute, license and sell certain of our products. However, we may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

A substantial portion of our revenues depends on sales to prime contractors and system integrators.

We rely on a substantial portion of our revenues on contracts in which we act as a subcontractor to other contractors, typically prime contractors and system integrators who sell directly to government agencies or private customers. For the fiscal years ended December 31, 2008, 2007 and 2006, we derived approximately 29%, 38% and 31%, respectively, of our revenues from these contracts. We expect to continue to depend on these relationships for a significant portion of our revenues in the foreseeable future. Our sales will suffer if these contractors and system integrators fail to compete successfully against their competitors, if government agencies cut relevant spending, or if these contractors and system integrators purchase products from our competitors, or develop competing products of their own, or reduce their purchases from us for other reasons. Our ability to sell to customers who prefer to work with large system integrators will depend on our ability to develop and maintain strong relationships with the large system integrators.

If we do not successfully expand our direct sales and service organizations and partnering arrangements, we may not be able to increase our sales or adequately support our customers.

We sell substantially all of our services and license substantially all of our products through our direct sales organization. Our future success depends on attracting, assimilating and retaining a highly-trained direct sales force and in entering into successful partnering arrangements, both domestically and internationally. Moreover, given the large-scale deployment required by some of our customers, we anticipate the need to hire and retain a number of highly-trained customer service and support personnel at such times as are necessary to support our customer’s requirements. Failure to add qualified sales and customer service representatives could result in our inability to increase sales and support our customers.

The lengthy sales cycles of our products may cause our revenues to fluctuate substantially.

Customers evaluating our products must often make very difficult choices about product capabilities and costs. Many of our customers buy our products to implement or enhance large security projects. Our larger customers take longer to evaluate our products and place new orders. For these and other reasons, our products typically have long sales cycles. Sales are often delayed or cancelled for reasons that we cannot control. Delays and cancellations could significantly affect revenues reported for any given financial quarter.

We compete against companies that have longer operating histories, more established products and greater resources.

We face substantial competition in the advanced security technology industry. Many companies are actively developing and marketing detection, surveillance and systems and software products that compete against our products, or may soon do so. Our competitors include very large and experienced enterprises, including BAE Systems, plc, Canberra Industries, Inc., DRS Technologies, Inc., FLIR Systems Inc., General Electric Company, Goodrich Corporation, Honeywell International, Inc., L-3 Communications Holdings, Inc., RAE Systems, Inc., SAIC, Inc., Smiths Industries, Ltd. and United Technologies Corporation. Our competitors also include many smaller companies, including companies established to pursue new and emerging technologies.

Our competitors may successfully develop technologies that outperform our technologies, respond better to customer requirements, cost less or otherwise gain greater market acceptance. Many of our competitors have longer operating histories, greater financial, engineering, manufacturing, sales and marketing resources, greater name recognition, a larger base of customers and longer standing customer relationships than we have. Our larger competitors may be able to better manage large or complex contracts, maintain a broader geographic presence, compete more effectively on price, or provide a greater level of customer support. Our smaller competitors typically focus on fewer products than we do, and they are often well entrenched in their chosen markets. Any of these competitors may be able to respond more quickly to new technology, market developments or pursue new sales opportunities more effectively that we can.

Our ability to compete depends on our ability to innovate successfully and quickly.

We may lose our competitive position if we fail to innovate and develop new products quickly. Advanced security technologies are evolving rapidly, product life cycles are short and technologies can become obsolete. Our ability to compete will depend on our ability to design, develop, manufacture, assemble, test, market, sell and support new products and enhancements quickly and cost effectively. Our business will depend on how well we respond to evolving government and industry standards, and changing customer requirements. The lack of standardization in our industry may impede market acceptance of innovative products that we successfully develop. If, for any of these or other reasons, any of our technologies fail to gain acceptance in the market, we will not recoup our development costs, and we will have to attempt to develop new technologies and products. We cannot assure that we can do so successfully, cost effectively or quickly enough.

Some of our customers and operations are located outside of the United States, which subjects us to additional international risks.

We conduct some of our business with and through companies located outside the United States. We also have manufacturing facilities in Germany and Canada. As a result of our international operations and sales, we face a number of challenges, including:

•	increased complexity and costs of managing and staffing international operations;

•	compliance with foreign technical standards;

•	compliance with domestic and foreign laws and regulations, including import and export control laws, tariffs and other barriers;

•	timing and availability of import and export licenses;

•	longer and more difficult collection of receivables;

•	limited protection of our intellectual property and limited ability to enforce legal rights and remedies;

•	unanticipated changes in foreign and domestic legal and regulatory requirements, including tax regulations; and

•	foreign currency exchange fluctuations relating to our international operating activities.

Because we anticipate that we will continue to depend on companies operating in various countries around the world for a significant part of our revenues and growth, these risks and issues that we cannot anticipate could adversely affect our ability to conduct business outside of the United States and our results of operations.

Our business has inherent operational risks that cannot be adequately covered by insurance or indemnity, and our products and technologies may not qualify for protection under the SAFETY Act.

We may face unanticipated risks of legal liability for damages caused by the actual or alleged failure of technologies or services that we supply. Our products may be deployed in response to an emergency or terrorist attack, which may increase our exposure to third-party claims. Many of our technologies are unproven. We may face liabilities related to these products. While we have attempted to secure appropriate insurance coverage at appropriate cost, it is impossible to insure against all risks that inhere in our industry, nor can we assure you that our insurers will pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future. Substantial claims resulting from an accident in excess or not otherwise covered by indemnity or insurance could harm our financial condition and operating results. Our insurance policies also contain deductibles, limitations and exclusions which increase our costs in the event of a claim.

Under the “SAFETY Act” provisions of The Homeland Security Act of 2002, the federal government provides liability limitations and the “government contractor” defense applies if the Department of Homeland Security “designates” or “certifies” technologies or products as “qualified anti-terrorism technologies,” and if certain other conditions apply. We may seek to qualify some or all of our products and technologies under the SAFETY Act’s provisions in order to obtain such liability protections, but there is no guarantee that the U.S. Department of Homeland Security will designate or certify our products and technologies as a qualified anti-terrorism technology. Our Fido Portable Explosives Detector has been designated as a qualified anti-terrorism technology, but our other products have been sold without such qualification, and we may continue to sell our products and technologies without such qualification. To the extent we do so, we will not be entitled to the benefit of the SAFETY Act’s cap on tort liability or U.S. government indemnification. Any indemnification that the U.S. government may provide may not cover certain potential claims.

We have incurred operating losses since our inception and as a result we may not achieve or sustain profitability.

We have incurred significant operating losses since our inception. We had consolidated operating losses of approximately $26.9 million in 2008, $36.4 million in 2007 and $113.1 million in 2006. As of December 31, 2008, we had an accumulated deficit of $204.5 million. Although we believe our operating expenses will begin to stabilize or slightly decrease in 2009 compared to previous years as we continue to gain efficiencies in the overall integration of our business units and further cost control, we cannot provide assurance that we will be successful in doing so. Additionally, we have taken steps to scale back certain aspects of our commercial sales and marketing activities.

Because of the numerous risks and uncertainties associated with our business, we are unable to guarantee whether or when we will achieve profitability. If our revenues do not increase, or if our expenses increase at a greater rate than our revenues, we will not become profitable. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

A number of other factors may cause our consolidated operating results to fluctuate on a quarterly or annual basis, which may make it difficult to predict our future operating results.

We expect our consolidated revenues and expenses to fluctuate, making it difficult to predict our future operating results. Factors that could cause our operating results to fluctuate include:

•	demand in the markets that we serve;

•	our ability to define, design and release new products that meet customer needs, and to do so quickly and cost effectively;

•	market acceptance of new and enhanced versions of our products;

•	the forecasting, scheduling, rescheduling or cancellation of orders by our customers;

•	the timing, performance and pricing of new product introductions by our competitors;

•	variations in the performance of our businesses;

•	the timing and availability of adequate manufacturing capacity from our manufacturing suppliers;

•	our ability to forecast demand in the markets that we serve;

•	the mix of products that we sell;

•	the length of our sales cycles;

•	the lack of backlog of orders for our products;

•	liquidity and cash flow of our distributors and end-market customers;

•	the timing of our acquisitions;

•	general economic conditions in the countries where we operate or our products are used; and

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•	changes in accounting principles or practices, exchange rates, interest rates, tax rates and tax withholding.

Any of the above factors, many of which are beyond our control, could significantly harm our business and results of operations. The results of a prior quarter or annual period should not be relied upon as an indicator of future operating performance.

We may have difficulty scaling production to large volumes. If we are unable to meet demand or efficiently increase production, customers may turn to products offered by competitors and our operating results could be harmed.

We could have substantial difficulty dealing with rapid growth. If demand for our products increases rapidly, we will need to expand internal production capacity or implement additional outsourcing. Success in developing, manufacturing and supporting products manufactured in small volumes does not guarantee comparable success in operations conducted on a larger scale. Modifying our facilities to increase production capacity may delay delivery of our products. Manufacturing efficiencies, yields and product quality may decline as production volumes increase. In addition, component costs, overhead and other production costs may rise. If we are unable to meet the demand of our customers and deliver products quickly and cost effectively, customers may turn to our competitors. The costs associated with implementing new manufacturing technologies, methods and processes, including the purchase of new equipment, and any resulting delays, inefficiencies and loss of sales, could harm our results of operations.

We purchase certain component parts from a limited number of third-party suppliers, and are therefore subject to limitations in supply which could result in delays of product shipments and damage our business and operating results.

We currently purchase component parts used in the manufacture of our products from a limited number of third-party suppliers and currently rely on a single source of supply in some cases, including for certain semiconductor components. We depend on these suppliers to meet our needs. Moreover, we depend on the quality of the products supplied to us over which we have limited control. From time to time in the future, we may encounter shortages and delays or transportation problems in obtaining components, or defects in the components we purchase. There may be interruptions in the manufacture of our products and we might not be able to supply products in a timely manner or with the quality required by our customers, and our revenues and customer relationships could be harmed.

Our ability to operate and grow our business effectively will depend on retaining key employees and management, and hiring skilled and experienced personnel. If we lose the services of any key personnel or are unable to hire additional personnel, our business could be harmed.

Our success has been highly dependent on the experience, relationships and technical knowledge of our key senior management and technical employees. Our future will depend on our ability to retain their services. The loss of key employees could harm development and sales of our products, slow our growth and otherwise harm our business.

Our ability to operate and grow our business also depends on our ability to attract, retain and motivate highly skilled scientists, engineers and other technical personnel. We face intense competition for the services of such employees. The nature of our business also makes it difficult for us to hire employees who are not citizens or permanent residents of the United States.

If we fail to retain and motivate our current employees, or fail to attract new employees with comparable skills, we will be unable to enhance existing products and develop new ones, and our business will suffer. Hiring difficulties may also force us to incur higher than anticipated costs in recruiting, relocating and compensating employees who have the skills we need, and these increased costs may hurt our margins and limit our ability to make necessary hires.

Several of our officers and directors may have divided responsibilities which could divert management time and create potential conflicts of interest.

Our Executive Chairman, Hans Kobler, serves on the investment advisory committee of Digital Power Capital, LLC, which is indirectly our largest stockholder and an affiliate of Wexford VI Advisors LLC, and has an interest in the profits earned on certain Wexford investments, including Wexford’s investment in us. Some of our other executives may serve on outside boards from time to time, as well. These divided responsibilities divert management time from our business and could create potential conflicts of interest.

Wexford Capital LP and its affiliates, our principal stockholders, beneficially own and control a significant amount of our common stock, giving them substantial influence over our corporate transactions and other matters. Their interests may conflict with yours, and the concentration of ownership of our common stock will limit your influence and the influence of our other stockholders.

Wexford and its affiliates beneficially own and control approximately 64% of our outstanding common stock as of the date of this filing. Wexford is able to exercise control over matters requiring stockholder approval, including the election of directors, changes to our charter documents, mergers, corporate control contests and other significant corporate transactions. As long as this concentration of ownership persists, it is unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The interests of Wexford could conflict with the interests of our other stockholders. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, or could otherwise delay or prevent a change in control transaction or other business combination, which could in turn have an adverse effect on the market price of our common stock.

We may divest assets to reflect changes in our strategy.

From time to time, we have divested businesses and assets which we have determined no longer fit our strategy. For example, we sold three businesses in 2007. We may undertake divestiture transactions when we believe there is a financial or strategic benefit to us in doing so. Such divestitures, should they occur, may result in losses. There may also be risks, costs and liabilities that we incur or retain in connection with these divestitures. We may be unable to successfully divest non-strategic assets and, if we incorrectly evaluate the strategic fit and valuation of divested businesses or assets, we may forego opportunities that would otherwise have benefited our business.

Our strategy for future acquisitions may be costly to implement and difficult to manage.

We intend to continue to grow our business through acquisitions of additional companies. Successful execution of our acquisition strategy will depend on many factors including locating suitable companies, negotiating acceptable terms, successfully consummating the acquisitions and obtaining required financing on acceptable terms. We may incorrectly assess new businesses or technologies that we do acquire, fail to realize anticipated benefits from these acquisitions or fail to exploit anticipated opportunities. Since December 31, 2006, we have sold three previously acquired companies that no longer aligned with our strategic plan. In addition, we may face difficulties retaining qualified personnel, managing relationships with customers and integrating newly acquired businesses and operations into our existing infrastructure. We also may enter markets in which we have limited or no prior experience or incur future impairment charges and other charges which could adversely affect our results of operations.

As part of our acquisition strategy, we intend to evaluate transactions that are large in relation to our current size. One or more such transactions, should it occur, may entail risks that are currently unforeseen. A large acquisition or similar transaction could entail fundamental changes to the nature of our business and assets, and could result in changes in our strategic direction that may ultimately prove unsuccessful.

Our acquisition strategy may require more capital and result in more expenses than we anticipate, including greater than anticipated acquisition purchase prices and operating and other acquisition-related expenses. Our acquisition strategy depends in part on negotiating appropriate acquisition contracts, and we may fail to anticipate or provide for unknown or unanticipated events and incur costs arising from litigation of acquisition-related disputes. There also may be costs and liabilities that we fail or are unable to discover in the course of performing due diligence investigations on each company or business that we have already acquired or may acquire in the future. If acquisition purchase prices, liabilities and transaction costs exceed our estimates, we may need to raise more capital by incurring debt or issuing more stock, which may significantly reduce the equity interests of our stockholders.

We may have difficulty integrating our businesses.

Our company was formed by acquiring a number of geographically and technologically diverse businesses, and we continue to seek to selectively acquire companies or assets that we believe will complement or extend our existing businesses. Integrating our acquisitions is a difficult, complex, time-consuming and expensive process that has placed, and will continue to place, significant demands on our management and financial resources. We have encountered, and may encounter in the future, risks associated with the integration of our acquired businesses, such as:

•	difficulty coordinating geographically dispersed operations, workforces and corporate cultures;

•

difficulty integrating our operational, financial and management information systems, internal controls and reporting systems as we seek to establish uniform standards, controls, procedures and policies across our company;

•	increased operating expenses resulting from management, transaction and other costs associated with our acquisition and integration activities;

•	exposure to unknown liabilities of acquired companies or assets;

•	diversion of our management’s attention from other business matters;

•	loss of key employees, suppliers and customers of our acquired businesses;

•	potential conflicts between business cultures;

•	disruption of ongoing business;

•	failure to maximize our financial and strategic position by the successful incorporation of acquired technology; and

•	failure to realize the potential of acquired technologies, complete product development, or properly obtain or secure appropriate protection of intellectual property rights.

In addition, the companies we have acquired have historically operated independently and have had only limited opportunity to collaborate with each other. Part of our business strategy is to allow each company to maintain a high degree of operational autonomy while integrating certain management, administrative and sales functions. Accordingly, we may have difficulty integrating businesses that operate independently from one another into our corporate structure. If we fail to successfully integrate our businesses, we may not be able to achieve operating economies or synergies that help reduce expenses or increase revenues, and we may not be able to broaden our product offering in a timely manner to remain competitive.

If we fail to maintain an accurate system of internal controls, we may not be able to accurately report our financial results, which could adversely affect our stock price.

Compliance with the Sarbanes-Oxley Act of 2002 and related requirements is costly and places a burden on our management. During the year ended December 31, 2008, we documented, reviewed and where appropriate improved our internal controls and procedures in conjunction with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires a management assessment of the effectiveness of our internal control over financial reporting. Beginning with our Annual Report on Form 10-K for the year ended December 31, 2008, we are required to conduct an annual evaluation of our internal control over financial reporting and include a management report on our internal control over financial reporting. Beginning with our Annual Report on Form 10-K for the year ended December 31, 2009, we are also required to include a report by our independent registered public accounting firm addressing the effectiveness of our internal controls over financial reporting. Any failure to maintain an effective system of internal controls and comply with Section 404 of the Sarbanes-Oxley Act of 2002, or any other problems with our financial systems or internal controls, could result in delays or inaccuracies in reporting financial information or failure to comply with SEC reporting and other regulatory requirements, any of which could adversely affect our business and stock price.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (NOLs) to offset future taxable income. We may have undergone an ownership change in the past in connection with issuances of our stock in financings and acquisitions. The existing NOLs of some of our subsidiaries currently will be subject to limitations arising from ownership changes prior to their acquisition by us. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. If we undergo an ownership change in the future, our ability to utilize NOLs could be further limited by Section 382 of the Internal Revenue Code.

We may not realize the full amount of revenues reflected in our backlog, which could harm our operations and significantly reduce our future revenues.

There can be no assurances that our backlog estimates will result in actual revenues in any particular fiscal period because our clients may modify or terminate projects and contracts and may decide not to exercise contract options. Our backlog represents sales value of firm orders for products and services not yet delivered and, for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. For contracts with indefinite quantities backlog reflects estimated quantities based on current activity levels. Our backlog includes estimates of revenues the receipt of which require future government appropriation, option exercise by our clients and/or is subject to contract modification or termination. At December 31, 2008, our funded backlog approximated $94 million, the majority of which is estimated to be realized in the following twelve months. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable. If we do not realize a substantial amount of our backlog, our operations could be harmed and our future revenues could be significantly reduced.

Our success and competitive position depend significantly on our ability to obtain and protect intellectual property. Failure to protect our intellectual property rights would impair our ability to compete effectively and defend ourselves from any third party claims that we are infringing others’ intellectual property rights.

We rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. For example, we have entered into confidentiality agreements with our employees, consultants and business partners and have controlled access to, and distribution of, our documentation and other proprietary information. We intend to continue filing patent applications to protect most of the new processes and technologies that we develop. However, we anticipate that patent protection will not be available for some of these processes or technologies. Failure to protect our intellectual property could affect our ability to secure additional contracts or preserve market advantages when we commercialize our products.

Our efforts to protect our intellectual property rights may not:

•	prevent challenges to, or the invalidation or circumvention of, our existing intellectual property rights;

•	prevent our competitors from independently developing similar products, duplicating our products or designing around any patents that may be issued to us;

•	provide adequate protection for our intellectual property rights;

•	prevent disputes with third parties regarding ownership of our intellectual property rights;

•	prevent disclosure of our trade secrets and know-how to third parties or their release into the public domain; or

•	result in valid patents, including international patents, from any of our pending applications.

Others may attempt to copy or otherwise obtain and use our proprietary technologies without our consent. Monitoring the unauthorized use of our technologies is difficult. There is a significant risk that our customers or their end-user customers may attempt to copy or otherwise obtain and use our proprietary technologies without our consent.

We may find it necessary to litigate against others, including our customers, to protect our intellectual property and to challenge the validity and scope of the proprietary rights asserted by others, and we could face counterclaims. Legal disputes with customers could substantially harm our relationships and sales. Litigation is inherently uncertain, and an adverse outcome could subject us to significant liability for damages or invalidate our proprietary rights. The complexity of the technology involved and inherent uncertainty and cost of intellectual property litigation increases our risks.

Third parties may claim that we are infringing on their intellectual property rights, and we may already be infringing without knowing it. We may face additional liability when we agree to indemnify our customers against third party infringement. If a third party establishes that we are infringing its intellectual property rights, or that our intellectual property rights are invalid, we may be forced to change our products, services, or manufacturing processes, and such changes may be expensive or impractical. We may then be forced to seek royalty or license agreements. If we are unable to agree on acceptable terms we may be required to discontinue products or halt other aspects of our operations. We may also be liable for significant damages. Even if intellectual property claims brought against us are without merit, the litigation may be costly and time consuming, and may divert our management and key personnel from operating our business.

The U.S. government’s right to use technology developed by us limits our intellectual property rights.

We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. government from using certain technologies developed by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government has the right to royalty-free use of technologies that we have developed under U.S. government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you that we could successfully do so.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

Our subsidiaries have not consistently sought patent protection or registered our trademarks outside the United States, which may impair our ability to use or protect our technology and brand in foreign jurisdictions. The laws of some foreign countries, including countries in which we have sold and will continue to sell our products, protect proprietary rights less broadly than do the laws of the United States. Many U.S. companies have encountered substantial problems in protecting their proprietary rights in such countries, and there is a risk that we will encounter similar problems. If our competitors in these countries copy our technology without our permission, our sales and operations will be harmed.

Our business is subject to environmental regulation that could result in compliance costs. Any violations or liability under environmental laws could harm our business.

We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. We cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future.

The nature of our business may subject us to the risk of litigation.

The markets for our products and services are competitive and may be subject to significant litigation. This includes litigation relating to patent and other intellectual property rights, product liability claims, contract claims and other types of litigation. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of litigation are inherently uncertain and may result in adverse rulings or decisions. We may enter into settlements or be subject to judgments that may, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations.

Our plans for financing are subject to the uncertain condition of financial markets.

Our ability to obtain additional financing on commercially favorable terms, or at all, is subject to the changing conditions of the financial markets, some of which have been negatively impacted by the ongoing global economic contraction and the reduced ability to obtain debt and equity financing. The potential inability to obtain financing at all may limit our ability to pursue further acquisitions, to fund operating losses and investments in research and product development, production facilities and sales infrastructure, and to provide additional working capital for our businesses.

A portion of our business depends on the availability of performance and payment bonds.

In some markets, our customers may require us to obtain performance and payment bonds. Our ability to enter into performance or payment bonds is subject to uncertain conditions in insurance markets, some of which have been negatively impacted by the ongoing global economic contraction. The potential inability to obtain bonding on commercially reasonable terms or at all may limit our ability to pursue business where bonding is a customer requirement. In some cases it may be necessary to pledge cash or other collateral in connection with obtaining a bond. Pledged cash or collateral may become temporarily or permanently unavailable, resulting in a loss.

Recent economic developments may adversely affect our business, financial condition and results of operations

Current uncertainty in global economic conditions poses a risk to the overall economy and could result in changes in the priorities and timing of spending by our government and commercial customers that are difficult to anticipate. If demand for our products and services decreases due to such changing priorities, we may be required to record an impairment on our long-lived assets, which are primarily comprised of intangible assets, which would increase our expenses. Changes in demand for our products, and changes in our customers’ product needs, could have a variety of negative effects on our competitive position and our financial results, and, in certain cases, may reduce our revenue, increase our costs, lower our gross margin percentage, or require us to recognize impairments of our assets.

Risks Associated with Government Contracts and Regulation

The U.S. government may terminate or modify its existing contracts with us or with government contractors for which we are a subcontractor.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. government contracts and subcontracts thereunder, which affect how we do business as a contractor or subcontractor to U.S. government customers and which may impose additional expenses on our business.

There are inherent risks in contracting with the U.S. government. The U.S. government can typically terminate, reduce orders under or otherwise modify any of its contracts with us for its convenience (i.e. without cause) whether or not we have failed to perform under the terms of the applicable contract. In such case, the government would not be required to pay us for the lost profits for the unperformed work. A termination arising out of our default could expose us to liability and harm our ability to compete for future contracts and orders. In addition to unfavorable termination provisions, our U.S. government contracts and related regulations contain provisions that allow the U.S. government to unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our services and associated materials. U.S. government contracts may also be terminated if Congress fails to provide funds for the contract.

Our business is subject to laws and regulations that are more restrictive because we are a contractor and subcontractor to the U.S. government.

As a contractor and subcontractor to the U.S. government, we are subject to various laws and regulations that are more restrictive than those applicable to non-government contractors, including the Federal Acquisition Regulation and its supplements, which comprehensively regulate the formation, administration and performance of U.S. government contracts, and the Truth in Negotiations Act and various other laws, which require certain certifications and disclosures. These laws and regulations, among other things:

•	require that we obtain and maintain material governmental authorizations and approvals to conduct our business as it is currently conducted;

•	require certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•	impose rules that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts;

•	restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data; and

•

impose requirements relating to ethics and business practices, which carry penalties for noncompliance ranging from monetary fines and damages to loss of the ability to do business with the U.S. government as a prime contractor or subcontractor.

In addition, we are subject to industrial security regulations of the U.S. Department of Defense and other federal agencies that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive information. If we were to come under foreign ownership, control or influence, our U.S. government customers could terminate, or decide not to renew, our contracts, and such a situation could also impair our ability to obtain new contracts and subcontracts. The government may also change its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.

We may not be able to receive or retain the necessary licenses or authorizations required for us to export our products and we may incur regulatory penalties for past compliance failings of our acquired companies.

We must obtain a license from the U.S. government before we may export certain products or technologies from the United States. We cannot be certain that we will obtain any licenses required to export our products to foreign customers or receive authorization from the U.S. government for sales to foreign governments. Failure to receive required licenses or authorizations in a timely manner or at all will limit our ability to export our products and could reduce our revenues.

Any seizure or delay in shipment of our products for failure to obtain a required export license could harm our financial condition and results of operations. Export control laws may also inhibit the free interchange of technical discussions among our employees. Absent license authorization from the appropriate agency, technologies related to our military or dual-use products cannot be discussed with our foreign national employees who are not permanent residents, nor with our foreign subsidiaries. Licensing requirements may delay product development and other engineering or sales activities. In addition, many of our subsidiaries had not adopted formal export compliance programs prior to being acquired by us. For example, two of our subsidiaries engaged in research and development activities that involved the sharing of technical information with foreign national employees related to the development of explosives detectors and nerve gas sensors. This early development work occurred without license approvals and prior to our acquisition of these companies. These subsidiaries have now identified possible gaps in compliance, have made voluntary disclosures to the U.S. Department of State, and have adopted compliance measures to address compliance deficiencies.

Export control agencies are authorized to impose monetary penalties or even to suspend export privileges. While such actions have not been taken against our company to date, such risks exist in this highly regulated field, and we cannot entirely eliminate the possibility that such agency action may occur in the future.

We are subject to audits by the U.S. government which could adversely affect our business.

U.S. government agencies routinely audit and investigate government contractors to monitor performance, cost allocations, cost accounting and compliance with applicable laws, regulations and standards. Since some of our contracts are cost plus a fixed fee, the U.S. government has the right to audit our costs even after job completion and after we have booked the corresponding revenue. The U.S. government also may review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allowed or improperly allocated to a specific contract will not be reimbursed, and any such costs that have already been reimbursed must be refunded. While we intend to implement uniform procurement and compliance programs for all of our business, we may be subject to more risks from these audits until we are able to implement such a program effectively. Notwithstanding current compliance, we may be responsible for the lack of compliance, if any, in the past by the companies we have acquired or acquire in the future.

Responding to governmental audits, inquiries, or investigations may involve significant expense and divert the attention of our management. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, damages, fines and suspension or debarment from doing business with U.S. government agencies. In addition, our reputation could be seriously harmed by allegations of impropriety, even if unfounded.

Our business may increasingly depend upon obtaining and maintaining required security clearances.

We may bid for U.S. government contracts that require our employees to maintain various levels of security clearances and require us or our subsidiaries to maintain certain facility security clearances in compliance with DoD and other government requirements. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances, or if our employees who hold security clearances stop working for us, we may face delays in fulfilling contracts, or be unable to fulfill or secure new contracts, with any customer involved in classified work. Any breach of security for which we are responsible could seriously harm our business, damage our reputation and make us ineligible to work on any classified programs.

Cost over-runs on our contracts could subject us to losses or adversely affect our future business.

Certain of our contracts with the U.S. government are subject to fixed prices, in which we receive a fixed price irrespective of the actual costs we incur. Consequently, any costs in excess of the fixed price are ordinarily absorbed by us. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost reimbursement contracts, which are subject to a contract-ceiling amount, we are reimbursed for allowable and allocable costs and ordinarily paid a fee, which may be fixed or performance based. We may not be able to obtain reimbursement for any costs that exceed the contract limits or are not allowable or allocable under the provisions of the contract or applicable regulations. Under each type of contract our financial condition and operating results could be affected materially and adversely if we fail to anticipate technical problems, estimate costs accurately or control costs we incur in performing under the contract. Cost over-runs also may adversely affect our ability to sustain existing programs and obtain future contract awards.

Risks Related to Ownership of our Common Stock

The price of our common stock may be volatile and we cannot assure you that the price of our shares will not decline.

The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	political, military and security developments in the United States and worldwide;

•	the development of fundamentally new detection, surveillance, active denial and systems and software technologies;

•	general and industry-specific economic conditions;

•	changes in financial estimates or recommendations by securities analysts;

•	sales of our common stock or other actions by investors with significant shareholdings; and

•	general market conditions, including the economic contraction and widespread deleveraging.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources and harm our business.

Future sales of our common stock by our stockholders could depress the price of our common stock.

Sales of a large number of shares of our common stock in the public market, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in subsequent stock offerings. As of July 31, 2009, we had 34,806,105 shares of common stock outstanding and our amended and restated certificate of incorporation authorizes us to issue 250,000,000 shares of common stock. Substantially all of our outstanding shares of common stock are now freely tradable subject to volume and other limitations under Rule 144 of the Securities Act in the case of stockholders who are our “affiliates”. As of July 31, 2009, we had options to purchase a total of 3,433,655 shares outstanding, of which 2,734,571 were vested. In addition, as of July 31, 2009, we had a total of 553,005 shares of unvested restricted stock awards and restricted stock units, and warrants to purchase 375,000 shares of our common stock outstanding. At July 31, 2009, we had an additional 32,112,512 of share-based awards available for grant under our stock based compensation plans. The price of our common stock could decline if there are substantial sales of our common stock or if a large number of shares of our common stock are available for sale.

We currently do not intend to pay dividends on our common stock, and as a result, the only opportunity to achieve a return on an investment in our common stock is if the price appreciates.

We do not expect to pay any cash dividends on our common stock in the foreseeable future. As a result, the only opportunity to achieve a return on an investment in us will be if the market price of our common stock appreciates and shares are sold at a profit.

Our organizational documents and Delaware law have anti-takeover provisions that could delay or prevent a change in control of our company.

In addition to Wexford Capital LP’s and its affiliates’ ownership of a majority of our common stock, our certificate of incorporation and by-laws and Delaware law contain provisions that could delay or prevent a change in control of our company that stockholders may consider favorable. These provisions include the following:

•

the ability of our Board of Directors to issue, without stockholder approval, up to 15,000,000 shares of preferred stock with terms set by the Board of Directors, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

•	requirements for advance notice of nominations for election to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions in our organizational documents and under Delaware law could allow our Board of Directors to affect your rights as a stockholder by making it more difficult for stockholders to replace board members and could discourage takeover attempts. Because our Board of Directors is responsible for appointing members of our management team, these provisions could in turn affect any attempt to replace the current management team. In addition, these provisions could deprive our stockholders of opportunities to realize a premium on their shares of common stock.

THE OFFER

1. Eligibility.

You are an “Eligible Holder” if you are a director, employee or consultant of ICx at the time of this offer and you remain in such capacity through the Expiration Date.

To receive a grant of New Options, you must remain in the capacity of a director, employee or consultant with ICx or a successor entity through the Expiration Date. If you do not remain in such capacity through the Expiration Date, you will keep your current Eligible Options. If we do not extend the offer, the Expiration Date is expected to be September 8, 2009. If you are a U.S. employee, your employment with ICx will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your New Options, unless otherwise agreed you must remain a director, employee, consultant or other service provider through each relevant vesting date.

2. Number of options; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options held by Eligible Holders and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration of the offer. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer with an exercise price per share greater than the New Option Exercise Price. The “New Option Exercise Price” will equal the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the Expiration Date. For example, if a particular option grant expires after commencement but before cancellation under the offer, that particular option grant is not eligible for exchange.

You may choose which of your Eligible Options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange only certain option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the options for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

•	your first option grant covering the entire remaining portion of 300 shares,

•	your second option grant covering 1,000 shares,

•	your third option grant covering 2,000 shares,

•	two of your three option grants,

•	all three of your option grants, or

•	none of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

For purposes of this offer, including the Exchange Ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock.

Subject to the terms of this offer and upon our acceptance of your properly tendered Exchanged Options, your Exchanged Options will be exchanged for a number of New Options equal to the number of Exchanged Options multiplied by an Exchange Ratio where the “Exchange Ratio” equals the Exchange Price divided by the exercise price of the Exchanged Options and where the “Exchange Price” will equal the greater of $5.00 or the closing price per share of our common stock on the Nasdaq Global Market on the business day prior to the Expiration Date, rounded down to the nearest whole number.

The number of New Options can also be expressed by the following formula:

(Number of New Options) = (Number of Exchanged Options) x (Exchange Ratio)

Where:

(Exchange Ratio) = (Exchange Price) ÷ (Exercise Price of Exchanged Options)

Example: If you exchange 1,000 Eligible Options with an exercise price of $15.00 per share and the closing price of our common stock on the business day prior to the Expiration Date is less than $5.00 per share, you will receive 333 New Options.

Example: If you exchange 1,000 Eligible Options with an exercise price of $15.00 per share and the closing price of our common stock on the business day prior to the Expiration Date is $6.00 per share, you will receive 400 New Options.

Because the Exchange Ratio cannot be determined until the close of trading on the Nasdaq Global Market on the business day prior to the Expiration Date, which is scheduled to be September 8, 2009, the precise number of New Options you will receive in exchange for your Eligible Options cannot be determined until that time. To assist you in anticipating the Exchange Ratio for your Eligible Options, a calculator has been made available at http://www.icxt.com/option_swap/ that will allow you to calculate the number of New Options you would receive based on hypothetical future Exchange Prices and the number and exercise price of your Eligible Options. In addition, the chart below shows how many New Options you would receive if you exchanged 1,000 Eligible Options based on various hypothetical Exchange Prices.

Number of New Options you would receive in exchange for 1,000 Eligible Options

		Hypothetical Exchange Prices
		<$5.00	$5.50	$6.00	$6.50	$7.00	$7.50	$8.00	$8.50	$9.00	$9.50	$10.00
Exercise Price of Eligible Options	$6.14	814	895	977	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$6.38	783	862	940	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$6.74	741	816	890	964	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$7.00	714	785	857	928	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	$8.09	618	679	741	803	865	927	988	N/A	N/A	N/A	N/A
	$8.10	617	679	740	802	864	925	987	N/A	N/A	N/A	N/A
	$8.40	595	654	714	773	833	892	952	N/A	N/A	N/A	N/A
	$9.04	553	608	663	719	774	829	884	940	995	N/A	N/A
	$10.00	500	550	600	650	700	750	800	850	900	950	N/A
	$10.22	489	538	587	636	684	733	782	831	880	929	978
	$14.00	357	392	428	464	500	535	571	607	642	678	714
	$15.00	333	366	400	433	466	500	533	566	600	633	666
	$16.00	312	343	375	406	437	468	500	531	562	593	625

On the business day prior to the Expiration Date, after the Nasdaq Global Market trading day closes, the calculator posted at http://www.icxt.com/option_swap/ will be updated to enable you to determine exactly how many New Options you will receive if you participate in the exchange offer. In addition, once the Exchange Ratios are determined on the business day prior to the Expiration Date, all Eligible Holders will be delivered a notification (by e-mail or otherwise) containing the Exchange Ratios for all Eligible Options.

Because the offer will not close until 11:59:59 p.m. (midnight), Eastern Time, on the Expiration Date, you will have time after the Exchange Ratio is determined to submit, modify or withdraw an election pursuant to the instructions described in Q&A 5, Q&A 26 and Sections 4 and 5 on pages 33 and 34, respectively.

You may choose which of your Eligible Options you wish to exchange. However, you must exchange all options covered by a particular option grant for which you make an election (i.e., you must make your election on a grant-by-grant basis). We expect the Expiration Date to be September 8, 2009.

All New Options will be subject to the terms of our 2007 Equity Incentive Plan and an option agreement entered into between you and ICx, including any relevant country-specific provisions set forth in the agreement. The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. New Options shall have substantially the same terms with respect to vesting and exercise as the Exchanged Options.

The Expiration Date for this offer will be 11:59:59 (midnight), Eastern Time, on September 8, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

3. Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our directors, employees and consultants. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Holders with the opportunity to own New Options that over time may have a greater value.

We chose to make this offer instead of simply granting more options to provide our directors, employees and consultants with an appropriate incentive while minimizing the impact on our earnings. In addition, by exchanging underwater options for a smaller number of lower priced options, we believe that this offer may benefit our stockholders by reducing the potential dilution of their stockholdings.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that we expect would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving ICx;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

On March 19, 2008, we announced that our board of directors approved a stock repurchase program of up to 1 million shares of our outstanding shares of common stock. Any repurchases by us during the Offering Period could cause our stock price to increase.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. To participate in this offer, you will need to complete an election form by making the appropriate selection in respect of each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the election form, you must consent to the Agreement to Terms of Election provided with the election form and sign and date the form. Then you must return the completed form to Jessica Bartlow at the Company through one of the following methods: (1) by e-mail to jessica.bartlow@icxt.com, (2) by hand delivery, Federal Express or similar delivery service to the attention of Jessica Bartlow at 2100 Crystal Drive, Arlington, VA 22202, or (3) by facsimile to the attention of Jessica Bartlow at (703) 678-2112, prior to the expiration of this offer. To obtain another copy of the election form, please contact Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com.

You must complete the election process in the foregoing manner before 11:59:59 p.m. (midnight), Eastern Time, on September 8, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer. If you wish to change your election to participate in this offer, you must submit a new election form to Jessica Bartlow at the Company through one of the methods described in the preceding paragraph prior to the expiration of the offer.

To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding Eligible Options. Should you have any questions concerning your outstanding Eligible Options, please contact Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the business day following the previously scheduled Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received by the Company by e-mail, hand delivery, Federal Express or similar delivery service, or by fax according to the instructions set forth herein by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your electronic form by contacting Jessica Bartlow at (703) 678-

2111 or jessica.bartlow@icxt.com. Confirmation requests submitted by any other means are not permitted.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the Expiration Date after the expiration of the offer, which we presently expect will be September 8, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine may be unlawful to accept or that may cause us not to comply with any applicable rule or regulation. We will accept all properly tendered Eligible Options that are not validly withdrawn subject to the conditions of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between ICx and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.

You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 11:59:59 p.m. (midnight), Eastern Time, on September 8, 2009. If we extend the offer, you may change your election at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this offer, if we have not accepted your options by 11:59:59 p.m. (midnight), Eastern Time, on September 8, 2009, or such later time as the offer is extended to, you may withdraw your tendered options at any time thereafter.

If you wish to change your election to participate in this offer, you must complete a new election form and return it to Jessica Bartlow at the Company through one of the following methods: (1) by e-mail to jessica.bartlow@icxt.com, (2) by hand delivery, Federal Express or similar delivery service to the attention of

Jessica Bartlow at 2100 Crystal Drive, Arlington, VA 22202, or (3) by facsimile to the attention of Jessica Bartlow at (703) 678-2112, prior to the expiration of this offer.

If you submit an election form declining the offer and you later decide that you would like to exchange your Eligible Options for New Options, you may elect to participate at any time before the Expiration Date by submitting a new properly completed election form accepting the offer and following the procedures described in Section 4 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the election form. Our determination of these matters will be final and binding.

The delivery of all documents, including any election forms, is at your risk. Only documents that are complete, signed and actually received by the Company by e-mail, hand delivery, Federal Express or similar delivery service, or by fax according to the instructions set forth herein by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your electronic form by contacting Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com. Confirmation requests submitted by any other means are not permitted.

6. Acceptance of options for exchange and issuance of New Options.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, your New Options will be treated as nonstatutory stock options for U.S. tax purposes as a result of the exchange, regardless of whether your Eligible Options were incentive stock options or nonstatutory stock options for U.S. tax purposes. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled on the Expiration Date after the expiration of the offer, which we anticipate to be September 8, 2009.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn.

We will grant the New Options on the Expiration Date after the expiration of the offer. We expect the Expiration Date to be September 8, 2009. All New Options will be granted under our 2007 Equity Incentive Plan and will be subject to an option agreement between you and ICx, including any relevant country-specific provisions set forth in the agreement. If you are an Eligible Holder outside the U.S., please refer to the form of stock option award agreement for participants outside the U.S. that was filed as an exhibit to the Schedule TO for information on the terms of the agreement. The number of New Options you will receive will be determined in accordance with the exchange ratio described in Section 2 of this Offer to Exchange. After the Expiration Date, you will receive your option agreement in accordance with the Company’s customary procedures.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

–

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

–

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

–	if any of the situations described above existed at the time of commencement of this offer and that situation, in our sole judgment, deteriorates materially after commencement of this offer;

•

A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed, or we will have learned that:

–

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

–	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

–

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that, in our judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to ICx.

•	If any of the above events occur, we may:

–	terminate this offer and promptly return all tendered Eligible Options to tendering holders;

–	complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

–	amend the terms of this offer; or

–	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in a uniform and nondiscriminatory manner, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

The ICx common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “ICXT.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ended December 31, 2007
4th Quarter (from November 7, 2007)	$15.50	$7.91

Fiscal Year Ended December 31, 2008
1st Quarter	$9.69	$3.81
2nd Quarter	$7.89	$4.42
3rd Quarter	$8.75	$6.72
4th Quarter	$9.24	$5.53

Fiscal Year Ending December 31, 2009
1st Quarter	$7.99	$3.75
2nd Quarter	$6.16	$3.65
3rd Quarter (through July 31, 2009)	$6.04	$5.01

On July 31, 2009, the last reported sale price of our common stock, as reported by the Nasdaq Global Market, was $5.03 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of New Options.

Consideration.

We will issue New Options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. You will be entitled to receive one New Option for every Eligible Option you surrender for cancellation and exchange pursuant to this Offer to Exchange.

The actual number of shares of common stock subject to the New Options to be issued in the Exchange Offer will depend on the number of shares of common stock subject to the unexercised options tendered by Eligible Holders and accepted for exchange and cancelled, the exercise price of such canceled options and the closing price per share of our shares of common stock as reported on the Nasdaq Global Market on the date the New Options are granted. If we receive and accept tenders from Eligible Holders of all Eligible Options, subject to the terms and conditions of this offer, we will grant New Options to purchase a maximum amount of approximately 1,052,268 shares of our common stock, or approximately 3% of the total shares of our common stock outstanding as of July 31, 2009.

General terms of New Options.

New Options will be granted under our 2007 Equity Incentive Plan. All New Options will be subject to the terms of the 2007 Equity Incentive Plan and to an option agreement between you and ICx, including any relevant country-specific provisions set forth in the agreement. If you are an Eligible Holder outside the U.S., please refer to the form of stock option award agreement for participants outside the U.S. that was filed with the Schedule TO for information about the terms of the agreement. The terms and conditions of the New Options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that your New Options will be classified for U.S. tax purposes as nonstatutory stock options even if your Exchanged Options were incentive stock options and will vest and be exercisable according to the terms and conditions applicable to your Exchanged Options. Furthermore, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence to determine whether different terms will apply to your New Options.

The following description summarizes the material terms of our 2007 Equity Incentive Plan. Our statements in this Offer to Exchange concerning the plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2007 Equity Incentive Plan, and the forms of option agreements for grants made under the 2007 Equity Incentive Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com, to receive a copy of the Plan, and the relevant form of option agreement thereunder. We will furnish copies upon request at our expense.

2007 Equity Incentive Plan.

Our 2007 Equity Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and deferred stock units. As of July 31, 2009, the maximum number of common shares subject to options currently outstanding under the 2007 Equity Incentive Plan was approximately 3,433,655. As of July 31, 2009, the maximum number of shares available for future issuance under the 2007 Equity Incentive Plan was 32,112,512. The 2007 Equity Incentive Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2007 Equity Incentive Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Exercise price.

The exercise price of an option granted under the 2007 Equity Incentive Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant.

Vesting and Exercisability.

The vesting applicable to an option granted under the 2007 Equity Incentive Plan generally is determined by the administrator in accordance with the terms of the 2007 Equity Incentive Plan. The New Options granted under this offer will vest in accordance with the terms and conditions of the Exchanged Options and will have the same expiration date as the Exchanged Options. To the extent Exchanged Options are subject to accelerated vesting, your New Options will be subject to similar accelerated vesting provisions. Generally, vesting on any date is subject to your continued service to ICx or its subsidiaries through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law.

Adjustments upon certain events.

Events occurring before the Expiration Date. Although we are not anticipating any merger or acquisition of ICx, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the terms of your existing option agreement. Further, if ICx is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no New Options in exchange for them. If ICx is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Options, including any adjustments to the exercise price and number of shares that will be subject to the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the Expiration Date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.

Events occurring after the Expiration Date. In the event of a subdivision of our outstanding common stock, a declaration of a dividend payable in our common stock or a combination or consolidation of our outstanding common stock (by reclassification or otherwise) into a lesser number of shares of common stock after the Expiration Date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each new option.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

Our stock option plans generally provide that if we merge or if our property or stock is acquired by another corporation, your option will not accelerate vesting unless the surviving corporation does not assume your option or replace it with a comparable award. If the surviving corporation does not assume your option or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to such option.

Transferability of options.

Options generally may not be transferred, other than by will or through a beneficiary designation as permitted under local law, and only you may exercise your option.

Registration of shares underlying New Options.

All of the shares of ICx common stock issuable upon exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of ICx for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are an employee subject to tax and/or social insurance contributions outside the U.S., you should refer to Section 15 and Schedule C attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the New Options.

If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10. Information concerning ICx.

Our principal executive offices are located at 2100 Crystal Drive, Arlington, VA 22202, and our telephone number is (703) 678-2111. Questions regarding this option exchange should be directed to Jessica Bartlow at (703) 678-2111 or jessica.bartlow@icxt.com.

We were incorporated in 2003. We develop and integrate advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. We offer a wide range of high quality, compact detection and surveillance products. We believe our ability to understand the nature of sophisticated security threats, the technological potential of security solutions and the complex procurement processes of government customers differentiates us from most other companies in the market. We have developed what we believe is the most comprehensive line of products and integration capabilities for the security industry available through a single company.

We sell our products and services both directly through a global sales force and indirectly through leading industry participants with whom we have developed strategic alliances and partnerships. Due to the breadth and diverse nature of our product offerings and technology portfolio, as well as our ability to deliver solutions for a comprehensive range of critical security applications, the future success of our business is not dependent upon a single product, technology, customer or government program.

Our direct customers include federal agencies, such as the U.S. Department of Homeland Security, U.S. Customs and Border Protection (Border Patrol) and the Transportation Security Administration, as well as military customers such as the U.S. Department of Defense (DoD), including the U.S. Air Force, the U.S. Marines and the U.S. Army. Additionally, we sell to various state and local governments and agencies. We also sell our products, components and sub-systems to leading integrators in the security and defense industries who either resell our products or integrate them into comprehensive security installations for their end customers.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008 is incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and Executive Officers; transactions and arrangements concerning the options.

A list of our directors and Executive Officers is attached to this Offer to Exchange as Schedule A. Our Executive Officers and members of our board of directors may participate in this offer. As of July 31, 2009, our Executive Officers and directors (nine (9) persons) as a group held options unexercised and outstanding to purchase a total of 1,158,701 of our shares, which represented approximately 34% of the shares subject to all options outstanding as of that date.

The following tables below set forth the beneficial ownership of each of our Executive Officers and directors of options outstanding as of July 31, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock, which was 3,433,655 as of July 31, 2009.

Name	Position	Number of Shares Covered by Outstanding Options	Percentage of Total Outstanding Options
E. Spencer Abraham	Director	16,500	*

Joseph M. Jacobs**	Director	2,750	*

Rodney E. Slater	Director	11,000	*

Robert A. Maginn, Jr.	Director	5,500	*

Mark L. Plaumann***	Director	8,250	*

Hans C. Kobler	Executive Chairman	688,500	20.1%

Colin J. Cumming	President, Chief Executive Officer and Director	390,000	11.4%

Deborah D. Mosier	Chief Financial Officer	11,200	*

David W. Cullin	Senior Vice President, Technology Transition	25,001	*

*	Less than 1%.
**	Mr. Jacobs has assigned his option rights to Wexford Capital LP.
***	Mr. Plaumann has assigned his option rights to Greyhawke Capital LLC.

On February 3, 2006, we issued a warrant exercisable for 375,000 shares of our common stock to Valentis SB, L.P. (“Valentis”), at a price per share of $15.00 (the “Valentis Warrant”). Joseph Jacobs, a member of our Board of Directors, is a managing member of Wexford Capital LP, which is the manager or investment manager to Valentis. Hans Kobler, our Executive Chairman, has an indirect ownership interest in Valentis. Mssrs. Jacobs and Kobler disclaim beneficial ownership of the 375,000 shares relating to the Valentis Warrant except to the extent of their pecuniary interest therein. The Valentis Warrant is not an Eligible Option in the Exchange Offer. However, the Company and Valentis have agreed to amend the Valentis Warrant on the Expiration Date to make it exercisable for the number of shares as determined by the Exchange Ratio at an exercise price determined in accordance with the terms of the Exchange Offer as further described in Section 2 on page 29.

On April 17, 2009, we granted an option to purchase 313,500 shares of our common stock to Hans Kobler, our Executive Chairman, and an option to purchase 350,000 shares of our common stock to Colin Cumming, our Chief Executive Officer and director. These options are not Eligible Options and cannot participate in the Exchange Offer.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or Executive Officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the past sixty (60) days before and including August 11, 2009.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the Plan and be available for future grants. To the extent shares returning to the Plan are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the Expiration Date, we will not grant any New Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the Expiration Date we will not grant any New Options, and you will not receive any other benefit for the options you tendered.

14. Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the personal tax consequences to you of participating in this offer.

New Options.

Option holders whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will be classified for U.S. tax purposes as nonstatutory stock options, even if the Exchanged Options which they replace were incentive stock options.

This offer is currently expected to remain open for twenty-nine (29) calendar days. If we extend this offer such that it is open for thirty (30) calendar days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The Expiration Date of the offer, which is currently expected to be September 8, 2009, will be considered the new grant date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (August 11, 2009) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging Eligible Options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted (which, if the offer were open for thirty (30) days or more, would be the Expiration Date); and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

15. Material non-U.S. income tax consequences and certain other non-U.S. considerations.

Attached as Schedule C to this Offer to Exchange are short summaries of the general tax and other relevant legal consequences of the offer for Eligible Holders subject to tax and/or social insurance in countries other than the U.S. If you are subject to the tax laws in any of these countries, please see Schedule C for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to tax in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult your own tax advisor to discuss these consequences.

16. Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date, but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 31, 2009 and the amendments thereto filed on April 30, 2009 and June 29, 2009;

2.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 15, 2009 and the amendment thereto filed on July 17, 2009;

3.	Our definitive proxy statement on Schedule 14A for our June 2009 annual meeting of stockholders, filed with the SEC on May 13, 2009; and

4.	The description of our common stock contained in our registration statement on Form S-1 filed with the SEC on August 6, 2007, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at ICx Technologies, Inc., 2100 Crystal Drive, Arlington, VA 22202, Attention: Jessica Bartlow, telephoning Jessica Bartlow at (703) 678-2111 or e-mailing Jessica Bartlow at jessica.bartlow@icxt.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19. Financial statements.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and for our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

20. Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

ICx Technologies, Inc.

August 11, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF ICX TECHNOLOGIES, INC.

The directors and Executive Officers of ICx Technologies, Inc. are set forth in the following table:

Name	Position and Offices Held
E. Spencer Abraham	Director

Joseph M. Jacobs	Director

Rodney E. Slater	Director

Robert A. Maginn, Jr.	Director

Mark L. Plaumann	Director

Hans C. Kobler	Executive Chairman of the Board

Colin J. Cumming	President and Chief Executive Officer, Director

Deborah D. Mosier	Chief Financial Officer

David W. Cullin	Senior Vice President, Technology Transition

The address of each executive officer and director is: c/o ICx Technologies, Inc., 2100 Crystal Drive, Arlington, VA 22202.

Each of the individuals listed above is eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS

OF ICX TECHNOLOGIES, INC.

Selected Financial Data

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008. The consolidated statement of operations data for the years ended December 31, 2008, 2007, and 2006, and the consolidated balance sheet data as of December 31, 2008 and 2007 are derived from, and are qualified by reference to, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The consolidated statement of operations data for the years ended December 31, 2005 and 2004, and the consolidated balance sheet data as of December 31, 2006, 2005 and 2004 are derived from audited consolidated financial statements included in our Initial Public Offering on Form S-1. The consolidated statement of operations data for the three months ended March 31, 2009 and the consolidated balance sheet data as of March 31, 2009 are unaudited.

	Three Months Ended March 31, 2009	Years Ended December 31
		2008	2007	2006	2005	2004
	(unaudited) (in thousands)	(in thousands)
Consolidated Statements of Operations Data:
Revenues:
Product	$16,615	$90,877	$90,917	$59,341	$20,439	$929
Contract research and development	11,282	40,887	30,698	25,694	10,436	2,128
Service and other	19,887	39,975	14,546	5,125	525	—

Total Revenues	47,784	171,739	136,161	90,160	31,400	3,057
Cost of revenues:
Product	8,212	43,428	42,993	31,329	11,203	1,086
Contract research and development	8,314	29,339	20,640	15,840	6,135	1,276
Service and other	14,324	27,797	10,563	2,843	253	—

Total cost of revenues	30,850	100,564	74,196	50,012	17,591	2,362

Gross profit	16,934	71,175	61,965	40,148	13,809	695
Operating expenses:
Research and development	3,596	21,756	20,619	14,501	4,957	1,969
Sales and marketing	6,405	30,156	24,066	17,679	3,524	859
General and administrative	7,284	32,551	39,786	37,745	11,265	1,312
Goodwill impairment loss	—	—	—	66,043	—	—
Depreciation and amortization	3,102	13,605	13,852	17,236	5,289	825
Acquired in-process research and development	—	—	—	—	2,300	—
Other	—	—	—	—	839	487

Total operating expenses	20,387	98,068	98,323	153,204	28,174	5,452

Loss from operations	(3,453)	(26,893)	(36,358)	(113,056)	(14,365)	(4,757)
Interest income	52	998	833	371	126	21
Interest expense	(17)	(65)	(639)	(372)	(145)	(1)
Other, net	56	(92)	(381)	1,039	541	1,074

Loss before income taxes	(3,362)	(26,052)	(36,545)	(112,018)	(13,843)	(3,663)

	Three Months Ended March 31, 2009	Years Ended December 31
		2008	2007	2006	2005	2004
	(unaudited) (in thousands)	(in thousands)
Provision for (benefit from) income taxes	113	(14)	(1,114)	(296)	(1,943)	—

Loss from continuing operations	(3,475)	(26,038)	(35,431)	(111,722)	(11,900)	(3,663)
Discontinued operations, net	—	(903)	5,519	(15,766)	(2,852)	(1,386)

Net loss	$(3,475)	$(26,941)	$(29,912)	$(127,488)	$(14,752)	$(5,049)

Accretion on redeemable convertible preferred stock	—	—	8,402	9,480	5,562	—
Net income attributable to common stockholders	$(3,475)	$(26,941)	$(38,314)	$(136,968)	$(20,314)	$(5,049)

Basic and diluted earnings per share	$(0.10)	$(0.79)	$(2.85)	$(14.94)	$(6.63)	$—

Basic and diluted weighted average shares outstanding	34,489	34,096	13,426	9,167	3,065	—
Pro forma basic and diluted loss per share attributable to common stockholders (unaudited)			$(1.03)	$(4.99)
Pro forma basic and diluted weighted average shares outstanding (unaudited)			29,151	25,526

	As of March 31, 2009	As of December 31,
		2008	2007	2006	2005	2004
	(unaudited) (in thousands)	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$35,298	$38,782	$64,636	$7,236	$23,354	$1,493
Working capital	75,455	76,745	95,454	27,312	24,072	1,100
Total assets	202,489	219,298	231,830	184,248	267,469	17,377
Long-term debt, net of current portion	147	176	246	449	508	—
Redeemable convertible preferred stock	—	—	—	197,732	151,831	—
Stockholders’ equity (deficit)	$174,292	$177,807	$198,404	$(51,507)	$77,811	$11,758

Book value per share was $5.03 as of March 31, 2009 and was $4.99 as of June 30, 2009.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly consolidated statement of operations data for each of the nine quarters ended March 31, 2009. In management’s opinion, the data has been prepared on the same basis as the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	For The Three Months Ended
	2009	2008
	March 31,	December 31,	September 30,	June 30,	March 31,
	(in thousands, except per share data)
	(unaudited)
Revenues
Product	$16,615	$21,371	$25,500	$23,643	$20,364
Contract research and development	11,282	10,235	8,853	9,823	11,976
Service and other	19,887	21,478	10,607	3,976	3,913

Total revenues	47,784	53,084	44,960	37,442	36,253
Cost of revenues
Product	8,212	10,161	12,052	11,085	10,130
Contract research and development	8,314	8,941	5,909	6,806	7,683
Service and other	14,324	15,826	6,999	2,415	2,557

Total cost of revenues	30,850	34,928	24,960	20,306	20,370

Gross profit	16,934	18,156	20,000	17,136	15,883
Operating expenses
Research and development	3,596	3,584	5,611	5,877	6,684
Sales and marketing	6,405	6,448	7,291	8,586	7,831
General and administrative	7,284	7,186	7,718	8,010	9,638
Depreciation and amortization	3,102	3,345	3,607	3,367	3,287

Total operating expenses	20,387	20,563	24,227	25,840	27,440
Loss from operations	(3,453)	(2,407)	(4,227)	(8,704)	(11,557)
Interest income	52	131	191	247	430
Interest expense	(17)	(17)	(20)	(11)	(18)
Other, net	56	174	114	(257)	(122)

Loss before income taxes	(3,362)	(2,119)	(3,942)	(8,725)	(11,267)
Provision for (benefit from) income taxes	113	(90)	(125)	232	(32)

Loss from continuing operations	(3,475)	(2,029)	(3,817)	(8,957)	(11,235)
Discontinued operations, net	—	—	—	—	(903)

Net loss	$(3,475)	$(2,029)	$(3,817)	$(8,957)	$(12,138)

Net loss per common share, basic and diluted	$(0.10)	$(0.06)	$(0.11)	$(0.26)	$(0.36)

	For The Three Months Ended
	2007
	December 31,	September 30,	June 30,	March 31,
	(in thousands, except per share data)
	(unaudited)
Revenues
Product	$31,210	$22,121	$21,188	$16,397
Contract research and development	6,216	8,725	7,981	7,777
Service and other	4,116	3,384	4,260	2,786

Total revenues	41,542	34,230	33,429	26,960
Cost of revenues
Product	13,935	10,206	10,356	8,496
Contract research and development	3,740	6,311	5,387	5,202
Service and other	3,737	2,107	3,048	1,671

Total cost of revenues	21,412	18,624	18,791	15,369

Gross profit	20,130	15,606	14,638	11,591
Operating expenses
Research and development	5,928	5,405	4,664	4,622
Sales and marketing	7,063	6,753	5,526	4,723
General and administrative	11,713	8,697	10,394	8,981
Depreciation and amortization	3,612	3,367	3,405	3,469

Total operating expenses	28,316	24,222	23,989	21,795

Loss from operations	(8,186)	(8,616)	(9,351)	(10,204)
Interest income	384	254	134	61
Interest expense	(184)	(341)	(24)	(90)
Other, net	(509)	143	(91)	76

Loss before income taxes	(8,495)	(8,560)	(9,332)	(10,157)
Provision for (benefit from) income taxes	(207)	(1,139)	157	75

Loss from continuing operations	(8,288)	(7,421)	(9,489)	(10,232)
Discontinued operations, net	1,678	580	2,481	780

Net loss	$(6,610)	$(6,841)	$(7,008)	$(9,452)

Less: Preferred stock dividends including accretion	1,018	2,519	2,404	2,461

Net loss attributable to common stockholders	$(7,628)	$(9,360)	$(9,412)	$(11,913)

Net loss per common share, basic and diluted	$(0.32)	$(0.95)	$(0.96)	$(1.22)

SCHEDULE C

A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR

SUBJECT TO TAX OUTSIDE THE U.S.

The following is a general summary of the material tax and legal consequences of participating in the exchange of Eligible Options for the grant of New Options pursuant to the offer for Eligible Holders subject to tax in Canada or Germany. This summary is based on the federal laws in effect in those countries as of July 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, the New Options are exercised or you sell shares acquired upon the exercise of your vested New Options. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.

CANADA

Tax Information

Option Exchange

The exchange of Eligible Options for New Options should qualify for tax-free exchange treatment under the Canadian federal Income Tax Act. As a result, the New Options will be deemed to be the same as and a continuation of the exchanged Eligible Options. Therefore, you will continue to be eligible for the one-half exclusion and deferral of the remaining taxable amount at the time of exercise of the New Options (as described in further detail below under “Exercise of New Options.”

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the New Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. It should be noted that the amount of this taxable benefit will be crystallized at the time of exercise, whether or not you elect to defer taxation.

You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Regardless of whether the deferral applies, you will be subject to Canada/Quebec Pension Plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling for the year of exercise.

Dividends

If you hold the shares acquired upon the exercise of the New Options, you may or not receive dividends depending on whether ICx declares a dividend in its discretion. Any dividends paid with respect to the shares will be subject to income tax in Canada and also to U.S. federal income tax withholding. You generally will be entitled to a tax credit against your Canadian income tax for the U.S. federal income tax withheld.

Sale of Shares

When you sell the shares acquired upon exercise of the New Options, you will be subject to tax on any realized capital gains. The taxable amount of the capital gain will be one-half of the difference, if any, between the sale price and the adjusted cost base of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any spread amount on which taxation was deferred at exercise will become taxable as employment income when the shares are sold. Income tax will be assessed on such taxable income at your marginal income tax rate.

If you own other shares of ICx which you have acquired through the exercise of other options or outside of the Plan, your adjusted cost base may be different than described above. In order to preserve the cost base of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain on this or other investments for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your New Options.

Your employer will also ordinarily withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold Canada/Quebec Pension Plan contributions on the taxable amount at exercise, to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of Canada/Quebec Pension Plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

You are responsible for reporting and paying any taxes due as a result of the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.

GERMANY

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 3 No. 39 of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €360 from the spread per calendar year because this income results from the purchase of stock in your employer’s parent company. However, the deduction is only applicable if all German employees who are employed for one year or longer by the Company may participate in the Exchange Offer. You should consult with your personal tax advisor to determine if this deduction applies to your specific situation.

Dividends

If you hold the shares acquired upon the exercise of the New Options, you may or may not receive dividends depending on whether ICx declares a dividend in its discretion. Any dividends paid will be subject to income tax in Germany and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your German income tax for the U.S. federal income tax withheld.

Sale of Shares

When you subsequently sell shares acquired upon the exercise of the New Options, you will be subject to capital gains tax at a flat rate of 26.375% (including solidarity surcharge), provided you do not own 1% or more of ICx’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If this flat tax rate exceeds your standard progressive tax rate, you may elect to be taxed on the dividends at your standard income tax rate (including the solidarity surcharge). You may deduct €801 from all capital gains and other income derived from capital investment you earned in the relevant tax year.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) at the time of exercise of the New Options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. You are also responsible for reporting and paying any taxes due as a result of the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.

Other Information

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of shares of ICx common stock, the bank will provide you with the required form. In addition, you must report any receivables or payables or monetary claims against a person or entity outside Germany exceeding an amount of €5,000,000 on a monthly basis. Finally, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of ICx, you must report such holding annually.

C-4